Exhibit 10.22

EXCLUSIVE LICENSE

Between

Adaptive Phage Therapeutics, Inc.

And

UNITED STATES OF AMERICA

As Represented By

THE SECRETARY OF THE NAVY

PLEASE NOTE: CERTAIN INFORMATION INDICATED WITH [***] IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

i

PREAMBLE

This exclusive License (hereinafter called “LICENSE”) is made and entered into by and between the United States of America as represented by the Secretary of the Navy (hereinafter called “LICENSOR”) and

Adaptive Phage Therapeutics, Inc (hereinafter called “LICENSEE”) having an address at 7211 Exfair Road, Bethesda, MD 20814.

BACKGROUND:WHEREAS Title 35 of the United States Code, section 207 authorizes Federal agencies to grant exclusive licenses of their inventions; and

WHEREAS Title 37 of the Code of Federal Regulations, Chapter IV, Part 404 entitled “Licensing of Government Owned Inventions” sets forth the terms and conditions under which licenses may be granted and;

WHEREAS the above-cited authorities note that licensing of Government inventions will best serve the interests of the Federal Government and the public when utilization of such inventions is promoted and such inventions are brought to Practical Application; and

WHEREAS, LICENSOR (United States Navy) has an assignment of title to the invention disclosed and described in United States Provisional Patent Application No. 62/353,517 entitled “Bacteriophage Compositions And Method Of Selection Of Components Against Specific Bacteria” as well as associated Materials; and

WHEREAS LICENSEE (Adaptive Phage Therapeutics, Inc) has supplied LICENSOR with a plan for development and marketing of the invention disclosed in these patents and has expressed its intention to carry out this plan upon the granting of this LICENSE; and

WHEREAS LICENSOR has provided public notice of its intent to grant an exclusive license to the Licensed Patents;

NOW THEREFORE, as provided by the above authorities and in accordance with the following obligations, and for good and valuable consideration, the parties agree to the following:

ARTICLE 1 Definitions

The following definitions shall apply to the defined words where such words are used in this LICENSE:

a. The “Licensed Patents” means United States Provisional Patent Application No. 62/353,517 entitled “Bacteriophage Composition And Method Of Selection Of Components Against Specific Bacteria”, filed 22 June 2016, as well as any future filings submitted under the Patent Cooperation Treaty (PCT filings) or derivatives thereof, and any U.S. non-provisional, continuation, continuation-in- part, or divisional application claiming priority to 62/353,517;

b. A “Licensed Invention” means an invention claimed or disclosed in the Licensed Patents;

c. To “Practice The Licensed Invention” means to make, use and/or sell by or on behalf of LICENSEE or otherwise practice any machine, article of manufacture or composition of matter according to a Licensed Invention;

d. “Benchmarks” mean the performance milestones that are set forth in Appendix A;

e. “Commercial Development Plan” means the written commercialization plan attached as Appendix C;

f. “Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system, and, in each case under such conditions as to establish that a Licensed Invention is being utilized and that its benefits are to the extent permitted by law and Government regulations available to the public on reasonable terms;

g. A “Royalty-Bearing Product” means a product made by LICENSEE that, 1) is defined by or containing a composition defined by any claim of the Licensed Patents, or made by a method claimed in a Licensed Invention, or 2) is based on, originating from, or containing Licensed Materials, or 3) is based on, originating from, or supported by Licensed Data;

h. The “Net Selling Price” shall mean the invoice price of the Royalty-Bearing Product sold and not returned. A Royalty-Bearing Product will be considered to be sold when shipped or delivered to a customer. No deductions shall be made for commissions paid to individuals, whether they are independent sales agencies or regularly employed by LICENSEE, or SUBLICENSEE, and on its payroll, or for the cost of collections;

i. “United States” means the United States of America, its territories and possessions, the District of Columbia, and the Commonwealth of Puerto Rico;

j. “Licensed Territory” shall mean those countries listed in Schedule A of Article 6; and

k. A “Grace Period” is the period after October 1 of a calendar year and before January 1 of the following year;

1. “Affiliate” of a party means any corporation or other form of business organization, which directly or indirectly is controlled by, controls or is under common control with such party. For clarity, “control” means (1) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares or memberships entitled to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest with the power to direct the management and policies of such non-corporate entities;

m. “SUBLICENSEE” means (i) each third party to whom LICENSEE has granted a sublicense to make, use, or sell a Royalty-Bearing Product by or on behalf of said third party; and (ii) any other third party to whom such sublicensed third party has granted a further sublicense;

n. “Sublicensing Revenue” means revenue received by LICENSEE from the grant to any third party of a sublicense of any rights under this LICENSE by LICENSEE or SUBLICENSEE. Sublicensing revenue shall include fair market value and pro-rata share of equity received on account of the grant of a sublicense;

o. “Licensed Materials” means any of the licensed biological materials listed in Appendix B, which may be updated from time to time, including all progeny, subclones, and derivatives thereof; and

p. “Licensed Data” means Navy-created information not found within Licensed Patents, and used to support the commercialization or regulatory approval of a Royalty-Bearing Product, such as and including, DNA sequence data, clinical trial data, detailed laboratory methods, etc related to the Licensed Invention;

q. “Government” means the United States of America Federal Government.

r. “Valid Issued Claim” shall mean a claim of an issued and unexpired patent included in the Licensed Patents that covers the Royalty-Bearing Product and that has not been held unenforceable, unpatentable or invalid in a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2.1 License Grant

LICENSOR grants to LICENSEE an exclusive right and license to Practice The Licensed Invention throughout the Licensed Territory in the field of treating and/or eliminating bacteria for all uses including, for example industrial or medical uses, commencing on the date of execution of this LICENSE by LICENSOR, which shall become the effective date of the LICENSE, and continuing until the later of the expiration of a Valid Issued Claim, including any U.S. and foreign patents from jurisdictions listed in Schedule A of Article 6, or the license is terminated, or LICENSEE is no longer using Licensed Materials or Licensed Data. LICENSOR also grants LICENSEE an exclusive commercial license to Licensed Materials and use Licensed Data to support the commercialization and regulatory approval of Royalty-Bearing Product(s). LICENSOR explicitly retains the right to use or transfer Licensed Materials and use or transfer Licensed Data for non-commercial Government or research purposes.

This LICENSE is non-assignable without written approval of LICENSOR except to the successor of that part of LICENSEE’S business to which the Licensed Invention pertains. LICENSEE and LICENSOR have a Cooperative Research and Development Agreement (NMR 9975) with the purpose of accelerating research and development resulting in a phage-based product available for military and civilian use. With respect to commercialization activities (e.g., marketing, manufacturing for sale, selling, etc.), LICENSOR and LICENSEE do not enter into any business relationship beyond this LICENSE.

LICENSORS reserve the right to require LICENSEE to promptly grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health and safety needs of the public to the extent such needs are not being reasonably satisfied by LICENSEE and its SUBLICENSEES.

This LICENSE is subject to the irrevocable, royalty free right of the Government of the United States To Practice And Have Practiced The Licensed Invention throughout the world by or on behalf of the United States and by or on behalf of any foreign government or intergovernmental or international organization pursuant to any existing or future treaty or agreement with the Government of the United States.

ARTICLE 2.2 Sublicensing

LICENSOR grants LICENSEE the right to sublicense the Licensed Invention, Licensed Materials and Licensed Data pursuant to the rights granted under this LICENSE. Such sublicenses may be for contract manufacturing, or other commercialization purposes consistent with the Commercial Development Plan in Appendix C. A complete copy of all sublicenses that do not contemplate Sublicensing Revenue (e.g., for manufacturing under contract) shall be sent to the Naval Medical Research Center, Office of Partnerships & Business Development (NMRC, OPBD) within thirty (30) days of execution.

Sublicenses that do contemplate Sublicensing Revenue shall require prior written approval from LICENSOR, administered by NMRC, OPBD, and whose approval shall not be unduly withheld.

Additionally, within thirty (MD days of execution of any sublicense between LICENSEE and SUBLICENSEE, LICENSEE shall forward a copy of the executed sublicense to NMRC, OPBD.

ARTICLE 3 LICENSEE’S Performance

LICENSEE agrees to carry out the Commercial Development Plan (Appendix C) for development and marketing of a Licensed Invention submitted with LICENSEE’S “Application for License” dated 16 June 2016 to bring a Licensed Invention to Practical Application consistent with the milestones provided in the Commercial Development Plan by 31 December 2022; and LICENSEE will, thereafter, continue to make the benefits of a Licensed Invention reasonably accessible to the public for the remainder of the period of this LICENSE.

LICENSEE agrees that during the period of this LICENSE any products embodying a Licensed Invention or produced through the use of a Licensed Invention for use or sale in the United States will be manufactured substantially in the United States.

LICENSEE agrees to promptly report to LICENSOR any changes in mailing address, name or company affiliation during the period of this LICENSE and to promptly report discontinuance of LICENSEE’S making the benefits of this Licensed Invention reasonably accessible to the United States public.

LICENSEE agrees to supply the Navy, at no charge, one (1) display article of a Royalty-Bearing Product that is made, used or sold by or on behalf of LICENSEE or SUBLICENSEE, within 60 days of the first commercial sale of such Royalty-Bearing Products, sent to the address specified in Article 11. LICENSEE shall continue to supply one (1) display example of each distinct product line every third year thereafter for the duration of the Agreement.

ARTICLE 4.1 Royalties

LICENSEE shall pay to the LICENSOR a nonrefundable licensing execution royalty in the amount of Five Thousand dollars ($5K) payable upon the execution of this LICENSE. Payment will be made in the manner prescribed in Article 11.

In consideration for the LICENSES granted under Article 2.1, LICENSEE shall pay a royalty to LICENSOR of [***] percent ([***]%; [***]% for Licensed Patents/Licensed Invention and [***]% for both Licensed Data and Licensed Materials, collectively) of the Net Selling Price for each Royalty-Bearing Product made, used or sold by LICENSEE or its licensed Affiliates in the Licensed Territory until the expiration of a Valid Issued Claim. Following the expiration of a Valid Issued Claim or in the event that a Valid Issued Claim does not grant in a particular country, LICENSEE shall pay a royalty of [***] percent ([***]%) for each Royalty-Bearing Product made, used, or sold by LICENSEE or its licensed Affiliates that includes Licensed Materials or relies on Licensed Data. On sales made between LICENSEE and its Affiliates for resale, the royalty shall be paid on the higher Net Selling Price.

LICENSEE also agrees to pay at least a minimum annual royalty of the following: Five Thousand dollars ($5K) for calendar years 2018 through 2020, and Twenty thousand dollars ($20K) for calendar year 2022 and each year thereafter throughout the period of the LICENSE, as described in the following table.

YEAR	MINIMUM ANNUAL ROYALTY
2018- 2020	$5,000
2021 and thereafter	$20,000

LICENSEE agrees to pay (a) a [***] royalty of [***] dollars ($[***]) within 180 days of [***]; and (b) [***] royalty of [***] dollars ($[***]) when [***] has been met.

The minimum annual royalty for each calendar year shall be due and payable on or before October 1 of the preceding year and will be credited as advance payment of royalties to accrue during the calendar year following payment. The minimum annual royalty payments will not be refunded in whole or part.

ARTICLE 4.2 Sublicensing Revenue

LICENSEE shall pay LICENSOR [***] percent ([***]%) of all Sublicensing Revenue.

ARTICLE 4.3 Royalties- General Provisions

LICENSEE shall send to LICENSOR all royalties, which accrue between 1 January and 31 December of each year no later than 1 March of the following year. A detailed royalty report shall be included with each payment setting forth the quantity and Net Selling Price of each Royalty-Bearing Product sold during the period covered by the report, to whom sold and the date of such sale, and the total amount of royalties being paid for that year. Royalty reports are due no less frequently than each calendar year.

All payments due LICENSOR under this LICENSE shall be paid in U.S. dollars and payment instructions are listed at the bottom of Article 11.

LICENSEE agrees to make and keep full, accurate and complete books and records as are necessary to establish its compliance with these Articles 4.1, 4.2, and 4.3.

LICENSEE agrees that LICENSOR may, if LICENSOR so desires at a future time or times, have a duly authorized agent or representative in LICENSOR’S behalf inspect, check or verify all such books and records either at LICENSEE’S business premises or at a place mutually agreed upon by LICENSEE and LICENSOR. If a royalty underpayment of greater than five percent (>5%) is determined, LICENSEE shall reimburse for the inspection, as well as double the total discrepancy amount.

ARTICLE 5 Patent Marking and Nonendorsement

LICENSEE hereby agrees to mark any Royalty-Bearing Product manufactured or sold by LICENSEE under this LICENSE (or when the character of the product precludes marking, the package containing any such product) with the notation “Licensed from the U.S. Navy.” LICENSEE agrees not to create any appearance that LICENSOR endorses LICENSEE’S business or products. LICENSEE agrees that all sublicenses shall contain terms consistent with this Article 5.

ARTICLE 6 Patent Prosecution and Maintenance

LICENSEE will control, including choice of counsel, and diligently prosecute the Licensed Patents. LICENSEE agrees to pay all costs associated with prosecuting and maintaining the Licensed Patents in domestic (U.S) and foreign jurisdictions, including those specified in Schedule A, below.

LICENSEE will use best efforts to provide LICENSOR copies of all prosecution related actions related to the Licensed Patents within at least 20 days of receiving such prosecution related actions.

LICENSEE will consider, in good faith, comments provided by LICENSOR. If no comment is provided by LICENSOR concerning a prosecution related action within fifteen (15) days prior to response deadline, the LICENSEE is free to act on the prosecution related action without consideration of LICENSOR’s comments.

LICENSOR on behalf of itself and its inventors, shall provide all necessary cooperation in connection of prosecuting the Licensed Patents.

If LICENSEE determines or decides that it is unable or unwilling, for any reason, to prosecute the Licensed Patents, LICENSEE shall provide LICENSOR prompt notification to enable LICENSOR to assume prosecution, if LICENSOR so desires.

Schedule A

List of Jurisdictions Wherein LICENSEE will Manage Patent Protection

LICENSE will be world-wide until December of 2018. At that point, the Territory defined in this LICENSE will be updated to reflect National Stage Filings

LICENSOR does not by entering into this LICENSE transfer the property rights in the Licensed Invention. Under this exclusive license, LICENSOR gives LICENSEE the right of enforcement of the Licensed Patent, at no cost to the Government, pursuant to the provisions of35 USC 404. If LICENSEE successfully recovers fees from an accused infringer of the Licensed Patent, then LICENSEE shall pay LICENSORS the lesser of (i), an amount equal to the royalty that would have been payable by LICENSEE in accordance with this LICENSE had the accused infringer of the Licensed Patent been sublicensed by LICENSEE, or (ii), one-half of the actual recovery after deduction of LICENSEE’S litigation costs and expenses.

Except as expressly set forth in this LICENSE, nothing herein shall be deemed to grant, either directly or by implication, estoppel, or otherwise, any license under any patents, patent applications, or other proprietary interests to any other invention, discovery, or improvement of either party.

ARTICLE 7 Representations and Warranties

LICENSOR makes no representation or warranty as to validity of Licensed Patents and associated PCT filing, or of the scope of any of the claims contained therein, or that the exercise of this LICENSE will not result in the infringement of other patent(s). Neither LICENSOR nor its employees assumes any liability whatsoever resulting from the exercise of this LICENSE.

Nothing relating to the grant of this LICENSE nor the grant itself shall be construed to confer upon LICENSEE any immunity from or defenses under the antitrust laws or from a charge of patent misuse. This LICENSE does not change or alter LICENSEE’S requirement to abide by State and Federal law. Nothing contained in this LICENSE shall be interpreted to grant to LICENSEE any rights with respect to any invention other than a Licensed Invention.

LICENSOR makes the following representations and warranties:

a)	The execution and delivery of this LICENSE and the performance by LICENSOR of the transactions contemplated hereby have been duly authorized by all necessary corporate actions.

b)	LICENSOR warrants that it has the right and authority to grant the rights and licenses granted in this LICENSE and has obtained the assignment of all government interests Licensed Patents, Licensed Materials and Licensed Data from the inventor.

c)	LICENSOR is entering an agreement with The Henry M. Jackson Foundation for the Advancement of Military Medicine to consolidate all rights, title and interest in the Licensed Patents with LICENSOR. LICENSOR warrants that it owns or has unlimited rights in Licensed Materials and Licensed Data and no claims have been asserted challenging LICENSOR’s right to the Licensed Patents, Licensed Materials and/or Licensed Data.

d)	LICENSOR has not granted any commercial right, license or interest in or to the Licensed Patents, Licensed Materials, and/or Licensed Data that is in conflict with this License.

e)	The Licensed Patents are currently pending in the United States as a provisional application.

f)	Provision of Licensed Materials and Licensed Data is pending on the availability of Navy phage program fiscal resourcing.

LICENSEE represents and warrants to the LICENSOR as follows:

a)	The execution and delivery of this LICENSE and the performance by LICENSEE of the transactions contemplated hereby have been duly authorized by all necessary corporate actions.

b)	The performance by LICENSEE of any of the terms and conditions of this LICENSE will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

ARTICLE 8.1 Progress and Sales Reports

LICENSEE agrees to submit periodic reports, submitted at least once per year, on its efforts to achieve Practical Application of the Licensed Invention by 01 JAN 2021, with particular reference to LICENSEE’S Commercial Development Plan submitted with LICENSEE’S Application for License.

These reports shall contain information within LICENSEE’S knowledge, or which it may acquire under normal business practices, pertaining to the commercial use being made of the Licensed Invention and other information which LICENSOR may determine is pertinent to Government licensing activities.

LICENSEE agrees to submit such reports to LICENSOR at least annually until such time that the invention has been brought to the point of Practical Application. Once the invention has been brought to Practical Application, LICENSEE shall submit annual reports detailing all LICENSEE and SUBLICENSEE sales activities involving the Licensed Invention.

ARTICLE 8.2 Sales to the U.S. Government

LICENSEE agrees that the per unit cost charged to instrumentalities of the U.S. Government (e.g., Department of Defense, Centers for Medicare and Medicaid Services, etc) for the purchase of Royalty - Bearing Products will be no higher than the lowest cost charged to non-Federal buyers in the United States.

ARTICLE 9 Modification and Termination

This LICENSE may be terminated in whole or in part by LICENSOR, if:

(1) LICENSOR determines that LICENSEE is not executing the Commercial Development Plan submitted with the request for license dated 14 November 2016 (unless otherwise amended by written consent of both LICENSEE and LICENSOR) and LICENSEE cannot otherwise demonstrate to the satisfaction of LICENSOR that it has taken or can be expected to take within a reasonable time effective steps to achieve Practical Application of this Licensed Invention;

(2) LICENSOR determines that such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of this LICENSE and such requirements are not reasonably satisfied by LICENSEE;

(3) LICENSEE willfully made a material false statement of or willfully omitted a material fact in its Application for License or in any report required by this LICENSE; or

(4) LICENSEE commits a substantial material breach of a covenant or agreement herein contained and that is not cured within 30 days of written notice of breach.

This LICENSE may be modified or terminated in whole or in part consistent with Federal law and applicable regulations upon mutual agreement of LICENSOR and LICENSEE evidenced in writing and signed by both parties.

LICENSEE may request modification of this LICENSE in writing sent to LICENSOR and stating the reasons for such request.

This LICENSE is restricted to the fields of use or geographic areas, or both, in which the LICENSEE has brought the invention to Practical Application and continues to make the benefits of the invention reasonably accessible to the public.

Before modifying or terminating this LICENSE in whole or in part, other than by mutual agreement, LICENSOR shall furnish LICENSEE a written notice of intention to modify or terminate in whole or in part this LICENSE, and LICENSEE shall be allowed no less than thirty (30) days after such notice or other agreed-upon time period, whichever is greater, to remedy any breach of any covenant or agreement set forth in this LICENSE or to show cause why this LICENSE should not be modified or terminated in whole or in part.

LICENSEE has a right to appeal, in accordance with procedures prescribed by the Chief of Naval Research, any decision concerning the interpretation, modification or termination in whole or in part of this LICENSE.

This LICENSE may be terminated in whole or in part by LICENSEE by providing LICENSOR with one-hundred and twenty (120) days written notice thereof.

In the event of termination, all rights to the Licensed Patents, Licensed Materials and Licensed Data revert back to LICENSOR.

ARTICLE 10 Officials Not to Benefit

No member of or delegate to the United States Congress shall be admitted to any share or part of this LICENSE or to any benefit that may arise thereupon.

ARTICLE 11 Notices

Confirmed electronic communications are acceptable, and communications and notices required under this LICENSE shall also be considered duly given if timely delivered by courier to the addresses below:

(a)	if to LICENSOR:

(b)	if to LICENSEE:

Director, Partnerships & Business Development
Naval Medical Research Center

503 Robert Grant Avenue
Silver Spring, MD 20910

CEO, Adaptive Phage Therapeutics, Inc
7211 Exfair Road

Bethesda, MD 20814

or such mailing address as the parties from time to time specify in writing.

Payment Instructions:

Electronic Funds Transfer Instruction. DFAS Cleveland can receive funds via ACH using the following:

Bank Name:	[***]
RTN:	[***]
A/C:	[***]

When funds are being transferred electronically, ensure the License number (NMRC-10010) is noted. Also please provide advance notice to both NMRC, OPBD and to the email below, so we can be on the lookout for the payment.

Should you have any further questions or concerns, please feel free to contact Louann Willard Email: lou.a.willard@civ.mail.mil

Phone: 216-204-7654

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives.

Signatures on following page

The parties have executed this agreement on the dates set forth below. Any communication or notice to be given shall be done in accordance with Article 11 above.

For the Secretary of the Navy, under 35 USC 207		February 16, 2017
DATE
/s/ J.D. Rychnovsky
By:	J.D. Rychnovsky
CAPT NC USN
Commanding Officer
Naval Medical Research Center

For Adaptive Phage Therapeutics, Inc.		February 28, 2017
DATE

/s/ Greg Merril
By:	Greg Merril
Title:	Chief Executive Officer
Adaptive Phage Therapeutics, Inc.

Terms Summary:

●	Development: Annual report (minimum), w/ provision of example products.

●	Royalties: Minimum Annual= Execution $5K; CY18-20 $5K, CY21+ $20K; [***] $[***], Revenue Milestone: $[***]; Running= [***]% ([***]% for Licensed Patents/Licensed Invention + [***]% for Licensed Materials and Licensed Data); Sublicensing Revenue= [***]%; detailed sales reports.

●	Patenting: Adaptive Phage Therapeutics, Inc. to fund domestic and foreign prosecution/maintenance (see Schedule A in Article 6).

●	US Govt Sales Price ≤ Sales Price used for domestic Non-US Govt institutions.

APPENDIX A

Benchmarks/Milestones

Milestone 1: [***]: [***]

Milestone 2: [***]: [***]

Milestone 3: [***]: [***]

Milestone 4: [***]: [***]